FOR IMMEDIATE RELEASE                                   Contact: Angie Tickle
                                 Investor Relations Associate
                                                                                                                                 770-395-4520

Georgia Gulf Expects Second Quarter EPS to be In the Range of $.85 to $.90 Per Diluted Share

    ATLANTA, June 17, 2004 – Georgia Gulf Corporation (NYSE: GGC) announced today that it expects second quarter earnings to be in the range of $.85 to $.90 per diluted share. The company has increased its estimate primarily as a result of a greater-than-expected improvement in the aromatics business.

    Georgia Gulf will release a pre-recorded update call on Friday, June 18, 2004, at 9 AM EDT. To access the initial broadcast of the call, please dial 888-552-7928 (domestic) or 706-679-3718 (international). To access the call via Webcast, log on to http://www.firstcallevents.com/service/ajwz407223408gf12.html. Playbacks will be available from 9:30 AM EDT Friday, June 18, to midnight EDT Friday, June 25. Playback numbers are 800-642-1687 (domestic) or 706-645-9291 (international). The conference call ID number is 7868728.

    Georgia Gulf, headquartered in Atlanta, is a major manufacturer and marketer of two integrated product lines, chlorovinyls and aromatics. Georgia Gulf’s chlorovinyl products include chlorine, caustic soda, vinyl chloride monomer and vinyl resins and compounds. Georgia Gulf’s primary aromatic products include cumene, phenol and acetone.

    This news release contains forward-looking statements subject to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s assumptions regarding business conditions, and actual results may be materially different. Risks and uncertainties inherent in these assumptions include, but are not limited to, future global economic conditions, economic conditions in the industries to which the company sells, industry production capacity, raw material costs and other factors discussed in the Securities and Exchange Commission filings of Georgia Gulf Corporation, including our annual report on Form 10-K for the year ended December 31, 2003, and our subsequent quarterly report on Form 10-Q.

# # #